Exhibit 1.4

AMENDMENT NO. 1 TO THE BYLAWS

OF

NAUTILUS MARINE ACQUISITION CORP.

(a Republic of the Marshall Islands Corporation)

February 14, 2013

The Bylaws of Nautilus Marine Acquisition Corp., a Republic of the Marshall Islands corporation, are hereby amended as follows:

1. Article III Section 3 shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“SECTION 3. STAGGERED BOARD, ELECTION AND TERM. In lieu of electing the whole number of directors annually, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class (“Class A”) to expire at the first annual meeting of shareholders held following the adoption of this amendment, the term of office of the second class (“Class B”) to expire at the second annual meeting of shareholders held following the adoption of this amendment, and the term of office of the third class (“Class C”) to expire at the third annual meeting of shareholders held following the adoption of this amendment, with each director to hold office until his or her successor shall have been duly elected and qualified unless earlier removed. Except as provided herein and in Section 6 of this Article, the directors shall be elected at the annual meeting of shareholders. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, at each annual meeting of shareholders, commencing with the first annual meeting of shareholders held following the adoption of this amendment, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified unless earlier removed, and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.”

CERTIFICATION

The undersigned hereby certifies that the above and foregoing is a true and correct copy of the Amendment to the Bylaws of Nautilus Marine Acquisition Corp., a Republic of the Marshall Islands corporation, as adopted and approved by the Board of Directors on December 5, 2012.

/s/ Prokopios (Akis) Tsirigakis
Name: Prokopios (Akis) Tsirigakis Title: President